Exhibit 99.1
SIMPSON MANUFACTURING CO., INC.
401(k) PROFIT SHARING PLAN

Financial Statements and Supplemental Information

As of December 31, 2022 and 2021
and for the Year Ended December 31, 2022

(With Report of Independent Registered Public Accounting Firm Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Administrative Committee of the
Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan
Pleasanton, California

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") as of December 31, 2022 and 2021, and the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental information contained in the Schedule of Delinquent Participant Contributions for the year ended December 31, 2022, and the Schedule of Assets (Held at End of Year) as of December 31, 2022, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

s/ArmaninoLLP
Dallas, Texas

We have served as the Plan’s auditor since 2007.
June 28, 2023

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statements of Net Assets Available for Benefits
As of December 31, 2022 and 2021

	2022	2021
Assets
Investments, at fair value	$276,350,415	$315,926,780
Total investments	276,350,415	315,926,780
Receivables
Employer contributions	13,070,950	11,095,739
Notes receivable from participants	4,590,697	4,093,686
Participant contributions	1,133	—
Total receivables	17,662,780	15,189,425
Net assets available for benefits	$294,013,195	$331,116,205

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2022

Additions
Investment income
Net appreciation (depreciation) in fair value of investments	$(31,644,986)
Interest and dividends	4,555,755
Net gain (loss) on sale of assets	(286,346)
Unrealized appreciation (depreciation) of assets	(6,563,028)
Net investment gain (loss) from common/collective trust	(23,463,735)
Total investment income	(57,402,340)

Interest income on notes receivable from participants	243,130
Other income	3,988

Contributions
Employer	17,249,860
Participant	11,556,944
Rollovers	2,890,545
Total contributions	31,697,349

Total net deductions	(25,457,873)
Deductions
Benefits paid to participants	11,638,897
Fees	6,240
Total deductions	11,645,137

Net decrease	(37,103,010)

Net assets available for benefits
Beginning of year	331,116,205

End of year	$294,013,195

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2022 and 2021

1.                          Plan Description

The following is a brief description of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") and is provided for general informational purposes only. Participants should refer to the plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan that Simpson Manufacturing Co., Inc. and its United States subsidiaries (collectively, the "Company" or "Employer") established in 1956 and restated effective January 1, 2021, to provide benefits to eligible U.S. employees, as provided in the plan document. The Plan is subject to the provisions of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan’s fiscal year (“Plan Year”) is the twelve-months ended December 31.

The Setting Every Community Up for Retirement Enhancement ("SECURE") Act was enacted in December 2019 and generally became effective January 1, 2020. The SECURE Act was designed to encourage investing for retirement by increasing the required minimum distribution age and making certain other changes to certain tax-qualified retirement plans. In December 2022, the Secure Act 2.0 ("SECURE 2.0") was passed, which built on the original SECURE Act's focus on expanding retirement plan coverage and participation. Most of the provisions of SECURE 2.0 will become effective in 2024 and beyond. SECURE 2.0 includes both required and optional provisions, and the Company will determine the optional provisions to adopt.

Plan administration

The Company is the administrator of the Plan and, as such, carries out the duties imposed by ERISA. The Company has delegated certain responsibilities for the operation and administration of the Plan. Vanguard Fiduciary Trust Company serves as the ("Trustee") for the Plan and The Vanguard Group Inc. provided administrative and recordkeeping services on behalf of the Plan.

Eligibility

All Company employees, except employees working under the terms of a collective bargaining agreement, non-resident aliens and employees with contractual exclusion from participation under the Plan, are eligible to participate in the Plan once they have reached the entry date. The entry date for purposes of employee elective deferrals and employer safe-harbor contributions is upon commencement of employment. For purposes of employer discretionary contributions, employees enter the Plan on the first day of the Plan Year.

Contributions

Participants may elect to contribute through payroll deductions amounts up to 100% of their annual compensation, as defined by the Plan on a tax-deferred basis or a Roth after-tax basis, up to a maximum amount allowed by the Internal Revenue Code (the "IRC"). Maximum allowed deferral amounts were $20,500 for 2022. Employees over the age of 50 could also contribute an additional $6,500 to the Plan for 2022. Contributions withheld are invested in accordance with the participant's direction into various investment options offered by the Plan. Participants may also contribute qualified rollover contributions representing distributions from other qualified plans. Newly hired-eligible employees are automatically enrolled to defer 3% of their eligible compensation on a tax-deferred basis unless the participant makes a contrary election or opts out.

The Company provides a safe harbor non-elective contribution equal to 3% of the participant's quarterly eligible compensation, as defined by the Plan. The Company may also contribute to the Plan a discretionary amount, approved by its Board of Directors, limited to the maximum amount deductible for federal income tax purposes. The Company's discretionary contribution is allocated to the account of each participant who has completed at least 1,000 hours of service during the Plan Year and is employed on the first and last (unless the participant is retirement eligible at age 60)

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2022 and 2021

day of the year based upon a percentage of the participant's annual eligible compensation to total eligible compensation. The discretionary employer contribution amounted to 7% of eligible compensation for each participant for the year ended December 31, 2022. The Company’s safe harbor non-elective contribution and discretionary contribution amounted to $5,567,232 and $11,682,628 in 2022, respectively, which are presented net of forfeitures in the accompanying statements.

Employer contributions are invested in accordance with the participant's direction into various investment options offered by the Plan. If a participant fails to choose an investment option for the contributions to his or her Plan account, such funds are automatically invested in the default investment option until he or she selects a different investment option available under the Plan. The Plan's designated default investment option is the Vanguard Target Retirement Trust Fund that has a target retirement date closest to the year in which the applicable participant might retire, based on the participant's date of birth and assuming a retirement age of 65.

Participant accounts

Each participant's account is credited with the participant's contributions and allocations of (a) the Company's contributions and (b) Plan earnings and charged with an allocation of investment losses and administrative expenses not paid directly by the Company (net of investment related expenses). Allocations of investment earnings are based strictly on the participant's selection of investments and timing of purchase. Other allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

Participants are immediately vested in their voluntary contributions, including rollover contributions and the Company's safe harbor non-elective contribution, plus actual earnings thereon. Vesting in the Company's discretionary contributions plus actual earnings thereon, is based on years of continuous service, as defined by the Plan. Participants are 100% vested in the Company's discretionary contributions after 6 years of credited service.

The vesting schedule for the Company's discretionary contributions is as follows:

Years of Service	Percentage
Less than 1 year	0%
1	15%
2	30%
3	45%
4	60%
5	80%
6	100%

Forfeitures

As of December 31, 2022 and 2021, forfeited nonvested accounts totaled $999,019 and $552,992, respectively. Forfeitures are allocated to the account of each eligible participant based upon a percentage of the participant's annual eligible compensation to total eligible compensation. Forfeitures are generally allocated to participants subsequent to year-end based upon compensation received in the same Plan Year in which the forfeiture occurred in accordance with the provisions of the Plan. During the year ended December 31, 2022, the Company allocated $987,304 to Participant accounts.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2022 and 2021

Notes receivable from participants

Participants may borrow from their vested accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 less their highest outstanding notes receivable balance under the Plan during the previous 12 months or 50% of their vested account balance. The notes receivable are secured by the balance in the participant's account and bear interest at the prime rate plus 2% which is commensurate with prevailing rates. Interest rates are updated on the day following the change in the published prime rate. Principal and interest are paid to the Plan ratably through payroll deductions. The notes receivable are to be repaid over a period not to exceed five years, unless the loan qualifies as a home loan, for which the term of repayment may not be greater than 15 years. A home loan is a loan used to acquire a dwelling unit which, within a reasonable time, the participant will use as a principal residence. Outstanding notes receivable at December 31, 2022, carried interest rates ranging from 5.25% - 9.00% and are currently expected to mature through 2037.

Payment of benefits

Distributions and withdrawals are payable upon retirement or attainment of age 59 1/2, severance from employment, financial hardship, separation from employment while on qualified active military duty, disability or death. If a participant's account balance is equal to or less than $1,000, the balance is distributed immediately in a lump-sum cash payment unless a direct rollover into an individual retirement account ("IRA") or other qualified benefit plan is requested. If the account balance is over $1,000, the participant can consent to either a distribution paid in the form of a lump-sum cash payment, a direct rollover into an IRA or other qualified plan or postpone payment to a later date and remain in the Plan as described in the plan documents. Participants with an immediate and heavy financial need may be eligible for a hardship withdrawal, subject to certain restrictions as described in the plan documents.

2.                          Summary of Significant Accounting Policies and Basis of Presentation

Basis of accounting

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. ("U.S. GAAP").

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of investments

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 5 for discussion of fair value measurements.

Purchases and sales of securities are reflected on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Notes receivable from participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. Delinquent notes receivable, if any, from participants

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2022 and 2021

are recorded as distributions based upon the terms of the Plan agreement. No allowance for credit losses has been recorded as of December 31, 2022 and 2021.

Accounting for contributions

Contributions from participants related receivables are recorded based on the date contributions are separated from the participants' pay. Rollover contributions, are recorded based on the date that the contributions are received by the Plan. Company contributions are recorded in the year earned to coincide with the year in which the Company records the contributions to its general ledger.

Payment of benefits

Benefits are recorded when paid.

Administrative expenses

Certain administrative expenses of the Plan, including recordkeeper and audit fees were paid directly by the Company for the year ended December 31, 2022. Investment fees, which may vary according to the individual investment funds selected, are paid at the Plan level, which affect Plan earnings.

Participants may be charged for some or all of the costs and expenses of operating the Plan. Such expenses include but are not limited to costs to process distributions, loans and domestic relations orders. Generally, the Company pays for any administrative expenses of the Plan. The Plan is not required to reimburse the Company for expenses paid on its behalf.

Administrative expenses are recorded when incurred.

3.                          Tax Status

The Plan adopted the Vanguard Cycle 3 Pre-approved Defined Contribution Plan effective January 1, 2021. The Vanguard Group received an opinion letter from the IRS on the plan dated June 30, 2020, indicating that the plan is acceptable under Section 401 of the IRC for use by employers for the benefit of their employees. Subject to future events and circumstances, the Company and the Plan's tax advisor currently believe that the Plan and its underlying trust are currently designed and operated within the terms of the Plan and remain qualified under the applicable provisions of the IRC, and are tax-exempt. Therefore, a provision for income taxes has not been included in the Plan's financial statements.

4.    Risks and Uncertainties

The Trustee holds the Plan’s investments and executes all investment transactions. The Plan allows for investment in the Company’s common stock, common collective trust funds, money market, and mutual funds. A participant may direct the Trustee to invest any portion of his or her elective contributions, Company safe harbor non-elective and discretionary contributions and rollover contributions in available investment options. Available investment options may change at any time at the discretion of the Company.

The Plan provides for investments in various securities that, in general, are exposed to various risks, such as interest rate, credit, liquidity risk and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and changes therein and participant account balances.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2022 and 2021

5.    Fair Value Measurements

In accordance with Accounting Standard Codification No. 820, “Fair Value Measurement" (“Topic 820”), the Plan defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of fair value hierarchy are as follows:

•Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.
•Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3: inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The asset or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at both December 31, 2022 and 2021:

•Common stock: The Company's common stock currently invested in by the Plan is held by a unitized fund, which means the participants do not own shares of the Company's common stock but rather own an interest in the unitized fund. The fund consists of common stock and cash equivalents to meet the fund's daily cash needs. The Plan owns the underlying assets of shares in common stock and the underlying cash. Unitizing the fund allows for daily trades of the fund's units. The value of a unit of the unitized fund reflects the combined value of the Company's common stock, at quoted market prices, and cash held by the fund.
•Mutual funds: Valued at the daily closing prices as reported by the funds. Mutual funds currently invested in by the Plan are open-end mutual funds registered with the Securities and Exchange Commission and are required to publish their daily net asset value and to transact based on that value. These funds are currently deemed to be actively traded.
•Money market fund and cash reserve account: Valued at cost plus accrued interest.
•Common collective trust fund: Measured at fair value using the net asset value per share (or its equivalent) as a practical expedient to fair value, this investment has not been classified in the fair value hierarchy and is shown as a reconciling item. The underlying investments are managed by the Trustee in a pool of investment contracts that are issued by insurance companies and commercial banks and in contracts that are backed by bond funds. Participants’ redemptions of the common/collective trusts are permitted daily with no other restrictions or notice periods and there are no unfunded commitments.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2022 and 2021

The following are the major categories of assets and liabilities measured at fair value on a recurring basis during the years ended December 31, 2022 and 2021, respectively:

December 31, 2022	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Net Asset Value as Practical Expedient*	Total Fair Value

Common stock	$12,320,687	$—	$—	$—	$12,320,687
Common collective trust fund	—	—	—	182,454,544	182,454,544
Money market fund	8,644,408	—	—	—	8,644,408
Mutual fund	72,930,776	—	—	—	72,930,776
Total investments	$93,895,871	$—	$—	$182,454,544	$276,350,415

December 31, 2021	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Net Asset Value as Practical Expedient*	Total Fair Value

Common stock	$19,148,266	$—	$—	$—	$19,148,266
Common collective trust fund	—	—	—	1,202,381	1,202,381
Money market fund	7,454,778	—	—	—	7,454,778
Mutual fund	288,121,355	—	—	—	288,121,355
Total investments	$314,724,399	$—	$—	$1,202,381	$315,926,780
*In accordance with Subtopic 820-10, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in the tables are intended to permit reconciliation of the fair value to the line items presented in the statements of net assets available for benefits.

6.                          Related Parties and Parties-in-Interest

Certain Plan investments are shares of mutual funds managed by the Trustee or their affiliates, and therefore, these transactions qualify as party-in-interest transactions. Additionally, a portion of the Plan’s assets are invested in a unitized fund holding the Company’s common stock. Because the Company is the Plan's sponsor and administrator, transactions involving the Company’s common stock qualify as party-in-interest transactions. Subject to future events and circumstances, the Company and the Plan's tax advisor believe that aforementioned party-in-interest transactions qualify as being exempt from ERISA and the IRS' prohibited transaction rules.

7. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan, at any time, subject to the provisions of ERISA. In the event of Plan termination, the full value of each participant's account shall become fully vested and non-forfeitable and shall be distributed to the participant.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2022 and 2021

8. Subsequent Events

The Plan’s management has evaluated subsequent events through the date the financial statements were available to be issued, and noted the Plan, effective April 1, 2023, was amended to implement an auto escalation feature annually.

10

SUPPLEMENTAL INFORMATION

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Line 4(a) - Schedule of Delinquent Participant Contributions
EIN: 94-3196943
PLAN #: 001
For the Year Ended December 31, 2022

Year	Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Totally Fully Corrected Under VFCP and PTE 2002-51
	Check here if Late Participant Loan Repayments are included:	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
2021	☐	$—	$1,298

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year)
EIN: 94-3196943
PLAN #: 001
As of December 31, 2022

(a)	(b)	(c)	(d)	(e)
		Description of Investment
	Identity of Issue,	Including Maturity Date
	Borrower	Rate of Interest,
	Lessor or Similar Party	Collateral, Par or Maturity Value	Cost	Current Value

*	Simpson Manufacturing Co., Inc. Common Stock	Common Stock	**	$12,320,687
*	Vanguard Federal Money Market Fund	Money Market	**	8,644,408
*	Vanguard Retirement Savings Trust III	Common Collective Trust Fund	**	1,586,317
*	Vanguard Target Ret 2020 Fund Trust II	Common Collective Trust Fund	**	8,514,678
*	Vanguard Target Ret 2025 Fund Trust II	Common Collective Trust Fund	**	27,321,151
*	Vanguard Target Ret 2030 Fund Trust II	Common Collective Trust Fund	**	30,900,614
*	Vanguard Target Ret 2035 Fund Trust II	Common Collective Trust Fund	**	35,276,465
*	Vanguard Target Ret 2040 Fund Trust II	Common Collective Trust Fund	**	26,298,876
*	Vanguard Target Ret 2045 Fund Trust II	Common Collective Trust Fund	**	24,425,608
*	Vanguard Target Ret 2050 Fund Trust II	Common Collective Trust Fund	**	12,718,341
*	Vanguard Target Ret 2055 Fund Trust II	Common Collective Trust Fund	**	7,818,182
*	Vanguard Target Ret 2060 Fund Trust II	Common Collective Trust Fund	**	2,977,151
*	Vanguard Target Ret 2065 Fund Trust II	Common Collective Trust Fund	**	1,450,654
*	Vanguard Target Ret 2070 Fund Trust II	Common Collective Trust Fund	**	4,266
*	Vanguard Inst Target Ret Income Fund Trust II	Common Collective Trust Fund	**	3,162,241
*	Vanguard Eqty Inc Fnd Adm	Mutual Fund	**	9,128,817
*	Vanguard Total International Stock Index Fund	Mutual Fund	**	8,328,125
*	Vanguard Growth Index Fund Ins	Mutual Fund	**	14,014,610
*	Vanguard Inst Index Fd Inst'l	Mutual Fund	**	11,025,748
*	Vanguard Md-Cap Index Fund Ins	Mutual Fund	**	10,367,847
*	Real Estate Index Fund Adm	Mutual Fund	**	2,511,887
*	Vanguard Sm-Cap Index Fund Ins	Mutual Fund	**	10,573,794
*	Vanguard Total Bond Idx Inst	Mutual Fund	**	6,979,948

	Total investments at fair value			$276,350,415
*	Notes receivable from participants	Interest rates range 5.25% - 9.0%	-	4,590,697
				$280,941,112
*  Party-in-interest transactions
** In accordance with instructions to Form 5500, cost information has been omitted as all investments of assets are participant directed.